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                                                                    EXHIBIT 4.44

                       FIFTH AMENDMENT TO LOAN AGREEMENT


                  THIS FIFTH AMENDMENT TO LOAN AGREEMENT (this "Amendment"), dated as of August 7, 2003, is by and among Steelcase SAS, a Societe par Actions Simplifiee organized and existing under the laws of the Republic of France (the "Borrower"), Steelcase Inc., a Michigan corporation (the "Guarantor"), and Societe Generale, a bank organized and existing under the laws of the Republic of France, acting through its Chicago Branch (the "Lender").

                  WHEREAS, the Borrower, the Guarantor and the Lender are parties to that certain Loan Agreement dated as of April 9, 1999, as amended by that certain First Amendment to Loan Agreement dated as of June 15, 2001, as further amended by that certain Second Amendment to Loan Agreement dated as of November 9, 2001, as further amended by that certain Third Amendment to Loan Agreement dated as of November 5, 2002, and as further amended by that certain Fourth Amendment to Loan Agreement and Waiver dated as of April 17, 2003 (the "Fourth Amendment") (as such Loan Agreement is further amended hereby and as it may be, from time to time hereafter, amended, restated, supplemented or otherwise modified and in effect, the "Loan Agreement"), pursuant to which the Lender has made certain loans to the Borrower;

                  WHEREAS, the Guarantor has entered into a Credit Agreement (the "New Long Term Credit Agreement") dated as of July 29, 2003 with Bank One, NA (Main Office Chicago), as administrative agent, Bank of America, N.A., as syndication agent and the financial institutions (including the Lender) party thereto;

                  WHEREAS, the Fourth Amendment contemplates that the financial covenants in Section 10.2 of the Loan Agreement would be amended to conform with any material replacement of the financial covenants in the Credit Agreement (Long-Term Multicurrency Revolving Credit Facility) dated as of April 5, 2001 among the Guarantor and the banks and agents party thereto (the "Citibank Facility");

                  WHEREAS, the Citibank Facility has terminated and certain provisions of the New Long Term Credit Agreement replace the financial covenants in the Citibank Facility; and

                  WHEREAS, the parties hereto wish to conform the financial covenants in Section 10.2 of the Loan Agreement with the analogous provisions of the New Long Term Credit Agreement and to make certain other conforming changes.

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

                  1. Defined Terms. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Loan Agreement.

                  2. Amendment of Loan Agreement. The Loan Agreement is hereby amended as follows:


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                           (a) Section 1 - New Definitions. Section 1 of the
Loan Agreement is amended by inserting the following new definitions therein in alphabetical order:

                  (i) `Adjusted EBITDA' means, with respect to the Guarantor and its consolidated Subsidiaries (all as determined in accordance with GAAP):

                           (a) EBITDA,

         minus (b) any extraordinary or unusual gains or non-recurring gains (including any restructuring gains, all such non-recurring gains to be determined by the Guarantor in a manner consistent with the Guarantor's consolidated financial statements for the fiscal year ending February 28, 2003) to the extent added in computing such EBITDA (or plus any extraordinary or unusual non-cash losses or charges or non-recurring non-cash losses or charges (other than any such non-cash loss or charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period), including any non-cash restructuring losses or charges, all such non-recurring non-cash losses or charges to be determined by the Guarantor in a manner consistent with the Guarantor's consolidated financial statements for the fiscal year ending February 28,
                           2003) to the extent deducted in computing such EBITDA, and plus (i) any ---- loss or charge on the sale of the Guarantor's lease portfolio or (ii) any loss or charge on the disposition of any non-strategic assets divested in the fiscal year ending February 27, 2004 to the extent such losses or charges do not in the aggregate exceed $25,000,000), plus (c) cash charges (net of cash gains) in an aggregate amount not to exceed $20,000,000 to the extent deducted in computing such EBITDA identified for the fiscal year ending February 27, 2004 relating to restructuring activities, plus (d) any non-cash impairments to fixed assets or goodwill or other intangible assets to the extent deducted in computing such EBITDA and such fixed assets or goodwill or other intangible assets are identified on the Guarantor's consolidated balance sheet for the fiscal quarter ending May 30, 2003, plus (e) for the fiscal quarter ending May 30, 2003, $13,000,000 (attributable to net nonrecurring charges occurring during the fiscal quarter ended August 23,
                           2002),

         plus (f) for the fiscal quarters ending May 30, 2003 and August 29, 2003, $31,000,000 (attributable to net nonrecurring charges occurring during the fiscal quarter ended November 22, 2002),

         minus (g) for the fiscal quarters ending May 30, 2003, August 29, 2003 and November 28, 2003, $23,000,000
                           (attributable to net nonrecurring gains occurring during the fiscal quarter ended February 28, 2003).


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                  (ii)     `Capital Expenditures' means, for any period, the
                           aggregate of all expenditures by the Guarantor and its consolidated Subsidiaries during such period that, in conformity with GAAP, are required to be included in or reflected by the property, plant, equipment or similar fixed asset accounts on the consolidated balance sheet of the Guarantor and its Subsidiaries; provided, however, that with respect to expenditures relating to the acquisition of an asset in an exchange of a like-kind asset, such expenditures shall be net of any proceeds received by, or amounts credited to, the Guarantor or its consolidated Subsidiaries in connection with the sale or exchange of the existing asset that is being functionally replaced within 180 days of such sale or exchange.

                  (iii) `Consolidated Net Worth' means, at a particular date, the amount reported as shareholders' equity on the consolidated balance sheet for the Guarantor and its consolidated Subsidiaries for the most recent fiscal quarter for which financial statements are publicly available determined in accordance with GAAP."

                  (iv) `Permitted Receivables Financing' means any transaction or series of transactions that may be entered into by the Guarantor or any Subsidiary pursuant to which the Guarantor and/or any of its Subsidiaries may sell, convey or otherwise transfer, directly or indirectly, to a newly-formed special purpose entity (an "SPV") established solely for the purpose of purchasing receivables and related assets in connection with such transaction or series of transactions or any other Person, any receivables and related security for the purpose of obtaining financing; provided that (i) the amount of obligations that would be characterized as principal if such transaction or series of transactions were structured as a secured lending transaction rather than as a purchase does not exceed $100,000,000 in the aggregate and (ii) such obligations are non-recourse to the Guarantor and its Subsidiaries (other than an SPV) other than limited recourse customary for receivables financings of the same kind.

                  (b) Section 1 - "Subsidiary". The definition of "Subsidiary" in Section 1 is hereby amended to add the following sentences at the end thereof:

                           For purposes of the covenants in Section 10.2 of this Agreement and the terms used therein, the term "Subsidiary" or "Subsidiaries" shall exclude the following "owned dealer affiliates" of the Guarantor:
                           (i) New Tangram, LLC, Office Environments of New England, LLC and Texas Wilson Office Products, LLP for so long as (x) in the case of New Tangram, LLC, such entity retains the characteristics of an owned dealer affiliate set forth in the immediately succeeding clause (ii) (unless the Lender otherwise consents) and (y) in the case of Office Environments of New England, LLC and Texas Wilson Office Products, LLP, each such entity retains the characteristics of an owned dealer affiliate set forth in the immediately succeeding clauses (ii)(A) and (ii)(B) (unless the Lender


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                           otherwise consents), and (ii) any other entity (A) of
                           which the Guarantor owns, directly or indirectly, a majority of the voting interests of such entity or exercises management control, (B) which was formed or acquired to facilitate the restructuring, consolidation or sale of an entity that is an authorized Steelcase dealer, (C) the management of which has the right to buy out such entity's shares over time and (D) the financial results of which are not incorporated in the Guarantor's consolidated financial statements or, if such entity's financial results are incorporated in the Guarantor's consolidated financial statements, the net income attributable to such entity is subtracted from the Guarantor's consolidated financial results.

                  (c) Section 10.1.1 Section 10.1.1 is hereby amended by deleting clause (vii) in its entirety and inserting the following new clause
(vii):

                           "(vii) (A) Liens on receivables and related security securing a Permitted Receivables Financing and (B) Liens on the capital stock of any Subsidiary securing Debt of the Guarantor or any Subsidiary in favor of Bank One, NA (Main Office Chicago), as administrative agent (the "Administrative Agent"), with respect to that certain Credit Agreement dated as of July 29, 2003 among Guarantor, the financial institutions party thereto, the Administrative Agent, Bank of America, N.A., as syndication agent, as the same may be amended, restated supplemented or modified from time to time; and"

                  (d) Section 10.2.1. Section 10.2.1 is hereby deleted in its entirety and replaced with the following new Section 10.2.1:

                           "10.2.1 Minimum Net Worth. The Guarantor shall not permit its Consolidated Net Worth at any time to be less than the sum of (a) $1,000,000,000 plus (b) for each fiscal year beginning with the fiscal year ending February 27, 2004, the sum of fifty percent (50%) of Net Income (if positive) for such fiscal year, plus (c) fifty percent (50%) of the net cash proceeds resulting from the issuance by the Guarantor of any capital stock (other than sales of shares of the Guarantor's Class A common stock occurring substantially contemporaneously with a dollar-for-dollar repurchase of shares of the Guarantor's Class B common stock); provided that, if representing an overall loss, charge or deduction, an amount not to exceed $150,000,000 in the accumulated other comprehensive income or loss accounts (or similarly entitled accounts) of the Guarantor and its Subsidiaries (it being understood and agreed that such accounts reflect such non-cash adjustments as foreign currency translation and transaction adjustments, net unrealized gains/losses on all investments, minimum pension liability and other FASB87 and FASB133 related adjustments), shall in each case be excluded in calculating the Guarantor's Consolidated Net Worth. The Guarantor's compliance with this covenant shall be calculated and tested as of the end of each fiscal quarter of the Guarantor upon relevant financial statements becoming publicly available."



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                  (e) Section 10.2.2. Section 10.2.2 is hereby deleted in its entirety and replaced with the following new Section 10.2.2:

                           "10.2.2 Maximum Debt Ratio. The Guarantor shall not permit the ratio (the "Debt Ratio") of (i) Debt of the Guarantor and its Subsidiaries on a consolidated basis to (ii) Adjusted EBITDA to be greater than (a)
                           3.00 to 1.00 as of the end of each fiscal quarter of the Guarantor through the fiscal quarter ending August 27, 2004 and (b) 2.75 to 1.00 as of the end of each fiscal quarter of the Guarantor thereafter.

                           The Debt Ratio shall be calculated, upon relevant financial statements becoming publicly available, as of the last day of each fiscal quarter of the Guarantor based upon (a) for Debt, Debt as of the last day of each such fiscal quarter and (b) for EBITDA, the actual amount for the four (4) most recently completed fiscal quarters."

                  (f) Section 10.2.3. Section 10.2.3 is hereby deleted in its entirety and replaced with the following new Section 10.2.3:

                           "10.2.3 Minimum Interest Coverage Ratio. The
                           Guarantor shall not permit the ratio (the "Interest Coverage Ratio") of (i) Adjusted EBITDA minus Capital Expenditures of the Guarantor and its consolidated Subsidiaries to (ii) interest expense of the Guarantor and its Subsidiaries on a consolidated basis to be less than 2.50 to 1.00 for each four (4) fiscal quarter period of the Guarantor.

                           The Interest Coverage Ratio shall be calculated, upon relevant financial statements becoming publicly available, as of the last day of each fiscal quarter of the Guarantor based upon (a) for Adjusted EBITDA and Capital Expenditures, the actual amount for the last four most recently completed fiscal quarters and
                           (b) for interest expense, interest expense as of the last day of such fiscal quarter."

                  3. Representations and Warranties. In order to induce the Lender to enter into this Amendment, each of the Borrower and the Guarantor hereby represents and warrants to the Lender that:

                           (a) Power; Authority. It is validly existing in the
jurisdiction in which it has been organized; it has the power and authority to enter into this Amendment; and this Amendment constitutes its legal, valid and binding obligations and is enforceable against it in accordance with its terms.

                           (b) No Default. After giving effect to this
Amendment, no Event of Default shall have occurred and be continuing.

                  4. Conditions to Effectiveness. The effectiveness of this Amendment is expressly conditioned upon the Borrower delivering to the Lender this Amendment executed by the Borrower, the Guarantor and the Lender.


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                  5. Ratification. Each of the Guaranty and, except as
specifically amended hereby, the Loan Agreement shall remain unchanged and continue in full force and effect and the Borrower and the Guarantor hereby ratify and confirm the Guaranty and the Loan Agreement, as amended hereby. After the execution of this Amendment by all parties, any references to the "Loan Agreement" or the "Agreement" in the Loan Agreement, the Note, the Guaranty, the Participation Agreement or any other document in connection therewith shall be to the Loan Agreement, as amended hereby.

                  6. Miscellaneous.

                           (a) Successors and Assigns. This Amendment shall be
binding upon and shall be enforceable by the Borrower, the Lender and their respective permitted successors and assigns; provided that the Borrower shall have no right to assign or transfer its rights or obligations hereunder without the prior written consent of the Lender. The terms and provisions of this Amendment are for the purpose of defining the relative rights and obligations of Borrower and Lender with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Amendment.

                           (b) Entire Agreement. This Amendment and all
documents referred to herein constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede any prior expressions of intent or understandings with respect to this Amendment.

                           (c) Headings. Section headings in this Amendment are
included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

                           (d) Severability. Wherever possible, each provision
of this Amendment shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

                           (e) Counterparts. This Amendment may be executed in
any number of separate counterparts, each of which shall collectively and separately constitute one agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopy shall be effective as delivery of a manually executed counterpart of this Amendment.

                           (f) Governing Law. This Amendment shall be governed
by and construed in accordance with the laws of the State of New York (including without limitation Sections 5-1401 and 5-1402 of the New York General Obligations Law) without giving effect to the principles of conflicts of law.

                            [signature page follows]


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                  IN WITNESS WHEREOF, this Fifth Amendment to Loan Agreement has been duly executed as of the date first written above.


                                         STEELCASE SAS,
                                         as Borrower

                                         By:  /s/ Yvan Stehly
                                            ------------------------------------

                                         Name:  Yvan Stehly
                                              ----------------------------------

                                         Title:  President
                                               ---------------------------------



                                         STEELCASE INC.,
                                         as Guarantor

                                         By:  /s/ Gary P. Malburg
                                            ------------------------------------

                                         Name:  Gary P. Malburg
                                              ----------------------------------

                                         Title:  Vice President and Treasurer
                                               ---------------------------------



                                         SOCIETE GENERALE,
                                         as Lender

                                         By:  /s/ Milissa A. Goeden
                                            ------------------------------------

                                         Name:  Milissa A. Goeden
                                              ----------------------------------

                                         Title:  Vice President
                                               ---------------------------------